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                                                                    Exhibit 23.3





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of Allied World Assurance Holdings, Ltd

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-132507 of our report dated March 2, 2006, relating to the consolidated financial statements of Allied World Assurance Holdings, Ltd and subsidiaries, appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated March 2, 2006 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We consent to the reference to us under the heading of "Experts" in such Prospectus.


/s/ Deloitte & Touche


Hamilton, Bermuda
May 4, 2006